Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Baijiayun Group Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, par value US$0.519008 per share, and one Warrant to purchase one Class A ordinary share(2)	457(o)	—	—	$10,000,000.00	$0.0001102	$1,102.00
	Equity	(i) Class A ordinary shares included in the Units	457(o)	—	—	—	—	—
	Equity	(ii) Warrants included in the Units	Other	—	—	—	—	—	(3)
	Equity	Pre-funded Units, each consisting of one Pre-funded Warrant to purchase one Class A ordinary share and one Warrant to purchase one Class A ordinary share(2)	457(o)	—	—	—	—	—
	Equity	(i) Pre-funded Warrants to purchase one Class A ordinary shares	457(o)	—	—	—	—	—
	Equity	(ii) Warrants to purchase one Class A ordinary shares	Other	—	—	—	—	—	(3)
	Equity	Class A ordinary shares issuable upon exercise of the Pre-funded Warrants included in the Pre-funded Units	457(o)	—	—	—	—	—
	Equity	Class A ordinary shares issuable upon exercise of the Warrants included in the Units and the Pre-funded Units	457(o)	—	—	$10,000,000.00	$0.0001102	$1,102.00
	Equity	Placement Agent Warrants(4)	Other	—	—	—	—	—	(3)
	Equity	Class A ordinary shares issuable upon exercise of the Placement Agent Warrants(4)	457(o)	—	—	$875,000.00	$0.0001102	$96.43
Fees Previously Paid	N/A
Carry Forward Securities
Carry Forward Securities	N/A
	Total Offering Amounts					$20,875,000.00		$2,300.43
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$2,300.43

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	The proposed maximum aggregate offering price of the Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and the Pre-funded Units (including the Class A ordinary shares issuable upon exercise of the Pre-funded Warrants included in the Pre-funded Units), if any, is $10,000,000.
(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(4)	Represents warrants to purchase a number of Class A ordinary shares equal to 7.0% of the Class A ordinary shares sold in this offering (including the Class A ordinary shares issuable upon exercise of the Pre-funded Warrants) at an exercise price representing 125% of the public offering price per Unit.